For Further Information, Contact:
Quality Systems, Inc.
18111 Von Karman Avenue, Suite 800
Irvine, CA 92612
Phone: (949) 255-2600
Jamie Arnold, Chief Financial Officer
JArnold@nextgen.com

FOR IMMEDIATE RELEASE
August 1, 2017

Quality Systems, Inc. Reports Fiscal 2018 First Quarter Results
IRVINE, Calif. - (August 1, 2017) - Quality Systems, Inc. (NASDAQ: QSII) announced today results for its fiscal 2018 first quarter ended June 30, 2017.
“Fiscal 2018 is off to a very solid start, as we saw strong financial results and continued to make progress on our strategic plan. During the quarter, we leveraged our platform as a service strategy to further enhance our solution offerings and enhance the value we bring to our clients. Furthermore, the significant modifications we’ve made to our business model will simplify the process and increase the ease of partnering with NextGen going forward. I feel very confident in our position within the market and our ability to drive bookings growth in the back half of fiscal 2018,” commented Rusty Frantz, President and Chief Executive Officer of Quality Systems, Inc.
Revenues for the fiscal 2018 first quarter of $130.9 million compared to $122.2 million a year-ago. On a GAAP basis, net income for the 2018 first quarter was $3.9 million, compared with net loss of $647 thousand in the 2017 first quarter. Non-GAAP net income for the 2018 first quarter was $10.5 million compared with non-GAAP net income of $9.3 million in the 2017 first quarter.
On a GAAP basis, fully diluted earnings per share was $0.06 in the fiscal 2018 first quarter compared with a loss per share of $0.01 for the same period a year ago. On a non-GAAP basis, fully diluted earnings per share for the fiscal 2018 first quarter was $0.17 versus $0.15 reported in the first quarter a year ago.

Fiscal 2018 Financial Outlook
For the fiscal year 2018, the Company is reiterating its revenue outlook of a range of $512 million and $530 million and adjusting its non-GAAP EPS from a range of $0.66 to $0.74 to a range of $0.62 and $0.70 to account for incremental investments in the Eagle Dream Health platform.

Corporate Event
In other news, Jocelyn A. Leavitt, the Company’s Executive Vice President, General Counsel and Secretary, informed the Board of Directors of the Company on July 31, 2017 that she will be resigning from her position. Ms. Leavitt has been with the Company since December 2011, serving first as the Company’s

Vice President, Associate General Counsel before being appointed General Counsel in June 2013. Ms. Leavitt is resigning to pursue other interests and will remain with the Company until her successor is appointed to ensure a smooth transition. The Company wishes her well in her future endeavors.

Conference Call Information
Quality Systems will host a conference call to discuss its fiscal 2018 first quarter results on Tuesday, August 1, 2017 at 8:30 AM ET (5:30 AM PT). Shareholders and interested participants may listen to a live broadcast of the conference call by dialing 866-750-8947 or 720-405-1352 for international callers, and referencing participant code 51776315 approximately 15 minutes prior to the call. A live webcast of the conference call will be available on the investor relations section of the company’s web site and an audio file of the call will also be archived for 90 days at investor.qsii.com. After the conference call, a replay will be available until August 7, 2017 and can be accessed by dialing 800-585-8367 or 404-537-3406 for international callers, and referencing participant code 51776315.

About Quality Systems, Inc.
Quality Systems, Inc., known to our clients as NextGen Healthcare, provides software, services, and analytic solutions to the ambulatory care market. We are a healthcare information technology and services company that delivers foundational capabilities to organizations that want to promote healthy communities. Our technology provides a customizable platform that empowers physician success, enriches the patient care experience and lowers the cost of healthcare. Visit www.qsii.com and www.nextgen.com for additional information.

Investor Contact:
Bob East or Asher Dewhurst
Westwicke Partners
443-213-0500

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS
This news release may contain forward-looking statements within the meaning of the federal securities laws, including but not limited to, statements regarding future events, developments in the healthcare sector and regulatory framework, the Company's future performance, as well as management's expectations, beliefs, intentions, plans, estimates or projections relating to the future (including, without limitation, statements concerning revenue, net income, and earnings per share). Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements and additional risks and uncertainties are set forth in Part I, Item A of our most recent Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, including but not limited to: the volume and timing of systems sales and installations; length of sales cycles and the installation process; the possibility that products will not achieve or sustain market acceptance; seasonal patterns of sales and customer buying behavior; impact of incentive payments under The American Recovery and Reinvestment Act on sales and the ability of the Company to meet continued certification requirements; the development by competitors of new or superior technologies; the timing, cost and success or failure of new product and service introductions, development and product upgrade releases; undetected errors or bugs in software; product liability; changing economic, political or regulatory influences in the health-care industry; changes in product-pricing policies; availability of third-party products and components; competitive pressures including product offerings, pricing and promotional activities; the Company's ability or inability to attract and retain qualified personnel; possible regulation of the Company's software by the U.S. Food and Drug Administration; changes of accounting estimates and assumptions used to prepare the prior periods' financial statements; disruptions caused by acquisitions of companies, products, or technologies; and general economic conditions. A significant portion of the Company's quarterly sales of software product licenses and computer hardware is concluded in the last month of a fiscal quarter, generally with a concentration of such revenues earned in the final ten business days of that month. Due to these and other factors, the Company's revenues and operating results are very difficult to forecast. A major portion of the Company's costs and expenses, such as personnel and facilities, are of a fixed nature and, accordingly, a shortfall or decline in quarterly and/or annual revenues typically results in lower profitability or losses. As a result, comparison of the Company's period-to-period financial performance is not necessarily meaningful and should not be relied upon as an indicator of future performance. These forward-looking statements speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF NON-GAAP FINANCIAL MEASURES

This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures, which are provided only as supplemental information. Investors should consider these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures. These non-GAAP measures are not in accordance with or a substitute for U.S. GAAP. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying financial tables. Other companies may calculate non-GAAP measures differently than Quality Systems, which limits comparability between companies. The Company believes that its presentation of non-GAAP diluted earnings per share provides useful supplemental information to investors and management regarding the Company's financial condition and results. The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. The Company calculates non-GAAP diluted earnings per share by excluding net acquisition costs, amortization of acquired intangible assets, amortization of deferred debt issuance costs, restructuring costs, net securities litigation defense costs, share-based compensation, and other non-run-rate expenses from GAAP income before provision for income taxes. The Company utilizes a normalized non-GAAP tax rate to provide better consistency across the interim reporting periods within a given fiscal year by eliminating the effects of non-recurring and period-specific items, which can vary in size and frequency, and which are not necessarily reflective of the Company’s longer-term operations. The normalized non-GAAP tax rate applied to each quarter of fiscal year 2017 and expected to be applied for each quarter of fiscal year 2018 period is 30.5%. The determination of this rate is based on the consideration of both historic and projected financial results. The Company intends to re-evaluate this normalized non-GAAP tax rate on an annual basis or more frequently if any significant events occur that may materially affect this rate, such as merger and acquisition activity, changes in business outlook, or changes in expectations regarding tax regulations.

The Company’s future period guidance in this release includes adjustments for items not indicative of the Company’s core operations. Such adjustments are generally expected to be of a nature similar to those adjustments applied to the Company’s historic GAAP financial results in the determination of the Company’s non-GAAP diluted earnings per share. Such adjustments, however, may be affected by changes in ongoing assumptions and judgments as to the items that are excluded in the calculation of non-GAAP adjusted net income and adjusted diluted earnings per share, as described in this release. The exact amount and probable significance of these adjustments, including net acquisition costs, net securities litigation defense costs, and other non-run-rate expenses, are not currently determinable without unreasonable efforts, but may be significant. These items cannot be reliably quantified or forecasted due to the combination of their historic and expected variability. It is therefore not practicable to reconcile this non-GAAP guidance to the most comparable GAAP measures.

FINANCIAL TABLES ATTACHED

QUALITY SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,
	2017	2016
Revenues:
Software license and hardware	$12,800	$14,789
Software related subscription services	23,906	19,875
Total software, hardware and related	36,706	34,664
Support and maintenance	41,116	38,007
Revenue cycle management and related services	21,403	21,053
Electronic data interchange and data services	23,312	22,124
Professional services	8,385	6,357
Total revenues	130,922	122,205
Cost of revenue:
Software license and hardware	5,373	7,120
Software related subscription services	10,430	9,087
Total software, hardware and related	15,803	16,207
Support and maintenance	7,623	6,568
Revenue cycle management and related services	15,361	14,231
Electronic data interchange and data services	13,158	12,763
Professional services	7,224	7,046
Total cost of revenue	59,169	56,815
Gross profit	71,753	65,390
Operating expenses:
Selling, general and administrative	42,977	40,581
Research and development costs, net	19,989	18,224
Amortization of acquired intangible assets	2,047	2,704
Restructuring costs	—	3,753
Total operating expenses	65,013	65,262
Income from operations	6,740	128
Interest income	9	8
Interest expense	(677)	(1,013)
Other expense, net	(22)	(87)
Income (loss) before provision for (benefit of) income taxes	6,050	(964)
Provision for (benefit of) income taxes	2,154	(317)
Net income (loss)	$3,896	$(647)
Net income (loss) per share:
Basic	$0.06	$(0.01)
Diluted	$0.06	$(0.01)
Weighted-average shares outstanding:
Basic	62,636	61,179
Diluted	62,643	61,179

QUALITY SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	June 30, 2017	March 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$23,337	$37,673
Restricted cash and cash equivalents	5,915	4,916
Accounts receivable, net	81,605	83,407
Inventory	100	158
Income taxes receivable	2,303	2,679
Prepaid expenses and other current assets	18,283	17,969
Total current assets	131,543	146,802
Equipment and improvements, net	27,832	27,426
Capitalized software costs, net	17,948	13,607
Deferred income taxes, net	12,266	11,265
Intangibles, net	79,165	69,213
Goodwill	202,272	185,898
Other assets	18,883	19,010
Total assets	$489,909	$473,221

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,007	$4,618
Deferred revenue	51,471	52,383
Accrued compensation and related benefits	14,388	24,513
Income taxes payable	2,265	405
Other current liabilities	32,618	46,775
Total current liabilities	105,749	128,694
Deferred revenue, net of current	1,438	1,394
Deferred compensation	6,386	6,629
Line of credit	45,000	15,000
Other noncurrent liabilities	17,148	16,461
Total liabilities	175,721	168,178
Commitments and contingencies
Shareholders' equity:
Common stock
$0.01 par value; authorized 100,000 shares; issued and outstanding 63,370 and 62,455 shares at June 30, 2017 and March 31, 2017, respectively	634	625
Additional paid-in capital	233,742	228,549
Accumulated other comprehensive loss	(372)	(358)
Retained earnings	80,184	76,227
Total shareholders' equity	314,188	305,043
Total liabilities and shareholders' equity	$489,909	$473,221
___________________________________

QUALITY SYSTEMS, INC.
NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)

RECONCILIATION OF NON-GAAP DILUTED EARNINGS PER SHARE

	Three Months Ended June 30,
	2017	2016
Income (loss) before provision for income taxes - GAAP	$6,050	$(964)
Non-GAAP adjustments:
Acquisition costs, net	549	2,736
Amortization of acquired intangible assets	5,448	5,732
Amortization of deferred debt issuance costs	269	269
Restructuring costs	—	3,753
Securities litigation defense costs, net of insurance	446	364
Share-based compensation	2,041	1,156
Other non-run-rate expenses*	263	401
Total adjustments to GAAP income before provision for income taxes:	9,016	14,411
Income before provision for income taxes - Non-GAAP	15,066	13,447
Provision for income taxes	4,595	4,101
Net income - Non-GAAP	$10,471	$9,346
Diluted net income per share - Non-GAAP	$0.17	$0.15
Weighted-average shares outstanding (diluted):	62,643	61,676

* For the three months ended June 30, 2017 and 2016, other non-run-rate expenses consist primarily of professional services costs not related to core operations.